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                           AMENDED AND RESTATED

                          MERCER INTERNATIONAL INC.
                    1992 NON-QUALIFIED STOCK OPTION PLAN

     This Amended and Restated 1992 Non-Qualified Stock Option Plan (the "Plan") provides for the grant of options to acquire shares of beneficial interest ("Shares"), $1.00 par value per share, of Mercer International Inc. (the "Company"). The non-qualified stock options to acquire Shares granted pursuant to this Plan are hereinafter referred to as "Options" and any party to whom an Option is granted under this Plan shall be referred to hereinafter as an "Optionee".

     1.     PURPOSE.

     The purpose of the Plan is to attract and retain the services of people with training, experience and ability and to provide additional incentive to such persons by granting them an opportunity to participate in the ownership of the Company.

     2.     SHARES SUBJECT TO THE PLAN.

     The Shares subject to this Plan shall be the Company's shares of beneficial interest, presently authorized but unissued or reacquired by the Company. Subject to adjustment as provided in Section 8 hereof, the aggregate amount of Shares to be delivered upon the exercise of all Options granted under this Plan shall not exceed Three Million Six Hundred Thousand (3,600,000) Shares, as such Shares were constituted on the effective date of this Plan, allocated as follows:

            (a) to those non-employee Trustees eligible to receive Options only under the formula established in Section 5.1 hereof, the number of Shares covered by Options granted hereunder shall not exceed a total of One Hundred and Thirty Thousand (130,000) Shares; and

            (b) to all other persons eligible to receive Options under Section 5.2 hereof, the number of Shares covered by Options granted hereunder shall not exceed a total of Three Million Four Hundred and Seventy Thousand (3,470,000) Shares.

     If any Option granted under this Plan shall expire, be surrendered, exchanged for another Option, cancelled or terminated for any reason without having been exercised in full, the unpurchased Shares subject thereto shall thereupon again be available for purposes of this Plan, including for replacement Options which may be granted in exchange for such surrendered, cancelled or terminated Options.

     3.     EFFECTIVENESS OF THE PLAN.

     The Plan was originally adopted by the Company's Board of Trustees on April 15, 1992, and approved by its shareholders at its annual meeting held on July 17, 1992. The Plan was amended by the Board of Trustees in October 1994 and subsequently approved by the shareholders at the following annual meeting of shareholders of the Company. The Plan was further amended by the Board of Trustees on May 29, 1997 and approved by the shareholders at the annual meeting of shareholders held on June 27, 1997. The Plan was further amended by the Board of Trustees on April 30, 1999 and approved by the shareholders at the annual meeting of shareholders held on July 13, 1999. Such amendments to the Plan are included in this Amended and Restated Plan.


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     4.     ADMINISTRATION.

     4.1 Appointment of Committee. The authority to award options under the Plan shall be vested in the Board of Trustees of the Company (the "Board"). Notwithstanding the foregoing, an independent committee consisting of two or more non-employed Trustees (the "Committee"), each of whom shall be a Disinterested Trustee (as defined below) shall make any and all decisions to award options under the Plan to officers of the Company who are subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
The members of the Committee shall be appointed by the Board for such term as the Board may determine. The Board may from time to time remove members from, or add members to, the Committee, and vacancies on the Committee, however caused, may be filled by the Board; provided, however, that all members of the Committee shall at all times be Disinterested Trustees. When acting in its capacity authorized hereunder, the Board or the Committee are referred to herein as the "Plan Administrator".

     For purposes hereof, a Disinterested Trustee is a member of the Board who meets the definition of "disinterested person" as set forth in the rules and regulations promulgated under Section 16(b) of the Exchange Act, as amended from time to time. Currently, a Disinterested Trustee is a non-employee member of the Board who is not, during the one (1) year prior to service as an administrator of the Plan, or during such service, granted or awarded equity securities of the Company pursuant to this Plan (other than pursuant to Section 5.1 hereof) or any other plan of the Company or any of its affiliates.

     4.2 Power and Authority. The Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the Options to be granted under Section 5.2 of this Plan, including selection of the persons to be granted Options, the number of Shares to be subject to each Option, the exercise price, the vesting schedule, and all other terms and conditions of the Options. Grants under Section 5.2 of the Plan need not to be identical in any respect, even when made simultaneously. The Plan Administrator may also interpret the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; amend the Plan from time to time (subject to the limitations set forth in Section 10); and make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Plan Administrator of any terms or provisions of this Plan or any Option issued under Section 5.2 hereof, or of any rule or regulation promulgated in connection herewith, shall be conclusive and binding on all interested parties. Notwithstanding anything in this Plan to the contrary, the Plan Administrator shall exercise no discretion with respect to the terms or conditions of Options granted under Section 5.1 hereof.

     5.     GRANTS OF OPTIONS

     5.1    Grants to Committee Members.

            (a)     Eligibility.  Options shall be granted under this
Section 5.1 of the Plan to each non-employee Trustee on the last day of each of the Company's fiscal years ("Eligibility Date"), commencing December 31, 1992, while this Plan is in effect; provided, however, that only non-employee Trustees who have served on the Board at least three months prior to the last day of the applicable fiscal year shall be eligible to receive a grant of Options under this Section 5.1.

            (b) Number of Shares; Exercise Price. Subject to the overall limit on Shares covered by Options to be granted to non-employee Trustees set forth in Section 2(i), on each Eligibility Date, each non-employee Trustee shall be granted Options to acquire Six-Thousand (6,000) Shares. The exercise price ("Exercise Price") of such Options shall be the last sale price of the Company's Shares on the Eligibility Date on the NASDAQ National Market System or on such other national exchange or association which at the date of grant is the primary market for trading of the Company's Shares. If the Eligibility Date is a day when the primary market for trading of the Company's Shares is not open, the Eligibility Date shall be the nearest previous day of trading in the Company's Shares.


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            (c)     Duration of Options.  Except as provided in Section
7 below, each Option granted under this Section 5.1 shall continue in effect for a period of fifteen (15) years following the date of grant.

            (d)     Limits on Amendments.  The provisions of this Section
5.1 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     5.2    Grants to Other Persons.

            (a)     Eligibility.  Options may be granted under this
Section 5.2 only to persons who, at the time the Option is granted, are employees, officers, and trustees or directors who are employees of the Company or any of its subsidiary corporations as determined in the discretion of the Plan Administrator. Options granted hereunder shall be in such amount annually without restriction as determined by the Plan Administrator.

            (b) Exercise Price. The Exercise Price per Share of each Option granted under this Section 5.2 shall be determined without restriction by the Plan Administrator, and may be greater or less than the fair market value per share of the Company's shares of beneficial interest at the time the Option is granted.

            (c) Duration of Options. Except as provided in Section 7 below, the term of each Option granted under this Section 5.2 shall be as established by the Plan Administrator, and if not so established, shall be fifteen (15) years.

            (d) Other Terms. The Plan Administrator in its sole discretion may establish other terms and conditions for the exercise of the granted Options. The terms of the grant of an Option may be set forth in a written stock option agreement between the grantee and the Company.

     6.     EXERCISE OF OPTION

     6.1 Exercise. Each Option granted pursuant to Section 5.1 shall be exercisable in whole or in part immediately upon the grant thereof. Each Option granted pursuant to Section 5.2 shall prescribe the terms and conditions, if any, on which such Option or portions thereof shall become exercisable, as determined by the Plan Administrator. The Plan Administrator, in it absolute discretion, may waive or accelerate any vesting requirement contained in outstanding Options granted pursuant to
Section 5.2.  Notwithstanding the foregoing, no fewer that one hundred
(100) Shares (or the remaining Shares then purchasable under the Option, if less than 100 Shares) may be purchased upon any exercise of any Option rights hereunder and only whole Shares will be issued pursuant to the exercise of any Option. Options shall be exercised by delivery to the Company of written notice from the Optionee, specifying the number of Shares as to which the Optionee desires to exercise the Option, and the date on which the Optionee desires to complete the transaction. In addition, unless in the opinion of counsel for the Company such a representation is not required in order to comply with the Securities Act of 1933, as amended, such notice shall contain a representation that it is the Optionee's intention to acquire the Shares for investment and not with a view to, or in connection with, any distribution thereof.

     6.2 Payment of Exercise Price. On or before the date specified for completion of the purchase of Shares pursuant to an Option, the Optionee must have paid the Company therefor the full Exercise Price of said Shares (i) in cash, (ii) in previously acquired Shares of the Company having a fair market value on the date of exercise equal to the Exercise Price, or (iii) a combination of cash and previously acquired Shares; provided, however, that payment in Shares held by an Optionee subject to Section 16(b) of the Exchange Act shall not be made unless the Shares shall have been owned by the Optionee for a period of at least six
(6) months. At the election of the Optionee, the exercise of an Option may be made by simultaneous and successive exercise of the Option (referred to as "pyramiding") and in such event, actual delivery and issuance of Shares shall not be required but may be effected through bookkeeping entries in the Company's records and the Optionee shall be issued new


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certificates for the net Shares obtained. No Shares shall be issued until full payment therefor has been made and an Optionee shall have none of the rights of a shareholder until Shares are issued to such Optionee.

     6.3 Withholding Tax Requirements. The Company shall have the right to retain and withhold from any payment of cash or Shares under the Plan the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the Company may require an Optionee receiving Shares to reimburse the Company for any such taxes required to be withheld by the Company and withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold a number of Shares having a market value not less than the amount of such taxes required to be withheld by the Company to reimburse the Company for any such taxes and cancel (in whole or in part) any such Shares so withheld. If required by Section 16(b) of the Exchange Act, the election to pay withholding taxes by delivery of Shares held by any person who at the time of exercise is subject to Section 16(b) of the Exchange Act, shall be made within six (6) months prior to the date the Option exercise becomes taxable or during the quarterly 10-day window period required under Section 16(b) of the Exchange Act for exercises of stock appreciation rights.

     6.4 Payment of Taxes by Company. Notwithstanding the provisions of Section 6.3 above, the Plan Administrator may agree to require the Company to pay any issuance or transfer taxes on Shares issued pursuant to the exercise of an Option under this Plan.

     6.5 Nonassignability. Options granted under this Plan and the rights and privileges conferred hereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any Option under this Plan or of any right or privilege conferred hereby, contrary to the provisions of this Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby shall be null and void. Notwithstanding the foregoing, an Optionee may during the Optionee's lifetime, designate a person who may exercise the Option after the Optionee's death by giving written notice of such designation to the Plan Administrator. Such designation may be changed from time to time by the Optionee by giving written notice to the Plan Administrator revoking any earlier designation and making a new designation.

     7.     TERMINATION OF SERVICE, DISABILITY AND DEATH.

     7.1 General. If the employment or service of an Optionee by the Company or its subsidiaries shall terminate by reason of retirement, disability or failure to be re-elected (collectively, "termination"), the Option may be exercised by the Optionee at any time prior to the expiration of ninety (90) days after the date of such termination (unless by its terms the Option sooner terminates or expires), but only if and to the extent the Optionee was entitled to exercise the Option at the date of such termination. For the purposes of this Plan, an Optionee will be considered to be disabled if the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or which has lasted or can be expected to last a continuous period of not less than twelve (12) months.

     7.2 Death. In the event of the death of an Optionee while in the employ or service of the Company or a subsidiary, the Option may be exercised at any time prior to the expiration of one (1) year after the date of such death (unless by its terms the Option sooner terminates and expires), but only if and to the extent the Optionee was entitled to exercise the Option at the date of such death and only by the person or persons to whom such Optionee's rights under the Option shall pass by the Optionee's will or by the laws of descent and distribution of the state or country of the Optionee's domicile at the time of death.

     7.3 Termination for Cause. If the Optionee's employment or service with the Company is terminated for cause, any Option granted hereunder shall automatically terminate as of the first advice or discussion thereof, and such Optionee shall thereupon have no right to purchase any Shares pursuant to such Option. "Termination for


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Cause" shall mean dismissal for dishonesty, conviction or confession of a crime punishable by law (except minor violations), intoxication while at work, fraud, misconduct or disclosure of confidential information.

     7.4 Waiver or Extension of Time Periods. The Plan Administrator shall have the authority, prior to or within the time periods specified in this Section 7 for the exercise of any Option granted under Section
5.2 hereof, to extend or waive any such time period (but not beyond the expiration of the term of such Option) or to accelerate or remove any vesting conditions. In addition, the Plan Administrator may extend, reduce or eliminate the time periods specified in this Section 7. The foregoing discretionary authority shall not apply to any Option granted under the formula set forth in Section 5.1 hereof.

     7.5 Termination of Options. To the extent that the Option of any deceased employee, officer, trustee or director whose employment or service is terminated shall not have been exercised within the limited periods prescribed in this Section 7, all further rights to purchase Shares pursuant to such Option shall cease and terminate at the expiration of such period.

     8.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     8.1 Adjustments. The number of Shares subject to options granted under the Plan shall be adjusted as follows:

            (a) in the event that the outstanding Shares are changed by any stock dividend, stock split or combination of shares, the number of Shares subject to the Plan and to Options granted under the Plan shall be proportionately adjusted;

            (b) except as provided in subsection (d), in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there may be substituted on an equitable basis as determined by the Plan Administrator, for each Share then subject to the Plan, whether or not at the time subject to outstanding options, the number and kind of shares of stock or other securities or other property (including cash) to which the holders of Shares of the Company will be entitled pursuant to such transaction;

            (c) in the event of any other relevant change in the capitalization of the Company, the Plan Administrator shall provide for an equitable adjustment in the number of shares then subject to the Plan, whether or not then subject to outstanding options. In the event of any such adjustment, the purchase price per share shall be proportionately adjusted; and

            (d)     notwithstanding the foregoing provisions of this
     Section 8, upon the dissolution of the Company, or upon any merger or consolidation of the Company:

                    (i) the surviving corporation (whether the Company or otherwise) shall agree to exchange options to purchase its shares of stock for options granted under the Plan, on terms fairly reflecting the terms of the merger or consolidation; or

                    (ii) all vesting schedules, repurchase rights and obligations, and other terms and conditions applicable to Shares granted under this Plan shall be eliminated, and all options granted under the Plan shall terminate and thereupon become null and void; provided, however, that the Optionee shall have the right, immediately prior to such dissolution, merger or consolidation, to exercise any such option without regard to any otherwise applicable restriction as to time of exercise, other than expiration of the Option Period; or

                    (iii) the Plan Administrator shall make such other arrangements, which may include termination of outstanding options against payment therefor, as the Plan Administrator may at the time deem fair and equitable in its discretion.


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     9.     SECURITIES REGULATION.

     Shares shall not be issued with respect to an Option granted under this Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, any applicable state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of any Shares hereunder. Inability of the Company to obtain from any regulatory body having jurisdiction, the authority deemed by the Company 's counsel to be necessary for the lawful issuance and sale of any Shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     As a condition to the exercise of an Option, the Company may require the Optionee to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any Shares may be placed on the official stock books and records of the Company, and a legend indicating that the Shares may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on certificates representing the Shares in order to assure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws. THIS PROVISION SHALL NOT OBLIGATE THE COMPANY TO UNDERTAKE REGISTRATION OF THE OPTIONS OR SHARES HEREUNDER.

     10.     AMENDMENT AND TERMINATION.

     10.1 Board Action. Except as provided in Section 5.1(d), the Board may at any time suspend, amend or terminate this Plan; provided, however, that except as set forth in Section 8, the approval of the holders of a majority of the Company's outstanding Shares is necessary within twelve (12) months before or after the adoption by the Board of any amendment which will:

            (a) increase the number of Shares which are to be reserved for the issuance of Options under this Plan;

            (b) permit the granting of Options to a class of persons other than those presently permitted to receive Options under this Plan; or

            (c) require shareholder approval under applicable law, including Section 16(b) of the Exchange Act.

     10.2 Automatic Termination. The Plan shall continue in effect until the earlier of (a) fifteen (15) years from the date of the first grant of Options hereunder or (b) the termination of the Plan by Action of the Board. No Option may be granted after such termination or during any suspension of this Plan. The amendment or termination of this Plan shall not, without the consent of the Option holder, alter or impair any rights or obligations under any Option theretofore granted under this Plan.